EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Registration Statement on Form SB-2 of our report, dated November 17, 2000 except for Note 4 to which the date is December 28, 2001, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, on the audits of the consolidated financial statements of The Female Health Company and subsidiaries as of September 30, 2000, and for each of the two years then ended. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

                                                 /s/  McGLADREY  &  PULLEN,  LLP
Schaumburg,  Illinois
September 4,  2002